Exhibit 99.1

FOR IMMEDIATE RELEASE

SCS Transportation Names William F. Martin, Jr. to Board

KANSAS CITY, Mo. - December 2, 2004 — SCS Transportation, Inc. (NASDAQ: SCST) today announced the election of William F. Martin, Jr. as a Class III director. Martin has extensive experience in the transportation industry, especially in areas of corporate strategy and legal counsel.

“We are pleased to welcome Bill to our board and believe SCS Transportation will benefit greatly from his industry knowledge and insight,” said Bert Trucksess, chairman, president and CEO of SCS Transportation.

Martin retired from the former parent company of SCS Transportation, Yellow Corporation (now Yellow Roadway Corporation), in 2002. He served in numerous positions during his 25-year career with the company, his most recent position being senior vice president of legal, general counsel and corporate secretary.

Martin recently served as a trustee on the Leukemia & Lymphoma Society of America — Mid America Chapter. He received his bachelor’s degree from Dartmouth College in Hanover, N.H., and his law degree from Columbia University School of Law.

SCS Transportation, Inc. (NASDAQ: SCST) provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With annualized revenue approaching one billion dollars, the company focuses on regional and interregional less-than-truckload (LTL) and selected truckload (TL) services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 8,300 employees nationwide.

# # #

CONTACT:	Greg Drown
Treasurer
SCS Transportation
816-714-5906
gdrown@scstransportation.com

SCS Transportation Adds New Director	November 5, 2004
Page 2 or 2

Esther Grenz
Morningstar Communications Co.
913-851-8700, ext. 25
esther@morningstarcomm.com